Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated February 27, 2017, relating to the financial statements and financial highlights of Alpha Opportunities Trust and Mid Cap Stock Trust, each a series of John Hancock Variable Insurance Trust, appearing in the December 31, 2016 Annual Report on Form N-CSR. We also consent to the references to us under the headings “Financial Statements; Experts” and “Appendix B – Financial Highlights of the Funds” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 17, 2018